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                                                                     EXHIBIT 8.1


[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

February 5, 2001

Mr. Sanford A. Belden
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214

Mr. William M. Davis
First Liberty Bank Corp.
645 Washington Avenue
P.O. Box 39
Jermyn, Pennsylvania 18433


Dear Messrs. Belden and Davis:

You have requested our opinion regarding certain Federal income tax consequences of a merger involving First Liberty Bank Corp. ("First Liberty"), and Community Bank System, Inc. ("CBSI"), pursuant to an Agreement and Plan of Merger (as amended, the "Agreement") dated November 29, 2000, by and between First Liberty and CBSI.

In connection with the rendering of this opinion, we have reviewed (1) the joint proxy statement/prospectus included in the Registration Statement (the "Proxy Statement"), (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof by CBSI (the "Registration Statement"), and (3) the Agreement. In addition, we have relied upon representations made by CBSI and First Liberty in their representation letters dated as of the date hereof (the "Representations"). We have not independently verified the accuracy or completeness of such information. Capitalized terms not otherwise defined in this opinion will have the meaning set out in the Registration Statement or the Agreement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement.


                             Background

CBSI is a publicly held bank holding company organized in Delaware in April 1983. The principal banking subsidiary of CBSI is Community Bank, N.A. ("Community Bank"), a national banking association.
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Community Bank System, Inc.
February 5, 2001
Page 2


As of November 29, 2000, the authorized capital stock of CBSI consisted of 500,000 shares of preferred stock, none of which was issued and outstanding; and 20,000,000 shares of common stock, no par value, of which 6,993,459 shares were issued and outstanding and 648,100 shares were held in Treasury. An aggregate of 952,148 shares of CBSI were reserved for existing and future grants under CBSI's Long Term Incentive Compensation Plan, pursuant to which options to purchase a total of 730,193 shares of CBSI common stock were issued and outstanding as of November 29, 2000 (of which options to purchase an aggregate of 483,357 shares were then exercisable). The common stock of CBSI is publicly traded.

First Liberty is a Pennsylvania corporation organized on February 13, 1984. The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. First Liberty conducts its principal activities through its wholly owned banking subsidiary, First Liberty Bank & Trust ("First Liberty Bank"), a Pennsylvania banking institution.

As of November 29, 2000, the authorized capital stock of First Liberty consisted solely of 10,000,000 shares of First Liberty common stock, of which 6,368,640 shares were issued and outstanding and 60,820 shares were held in treasury. An aggregate of 78,086 shares of First Liberty common stock were subject to options issued and outstanding on such date, all of which options were then exercisable. The common stock of First Liberty is publicly traded.



                             Proposed Reorganization

For what are represented to be valid business reasons as set forth in the Proxy Statement, CBSI proposes to acquire First Liberty in a transaction described in the Agreement as summarized below.

As set forth in the Agreement, the following transactions will occur at the Effective Time:

1. First Liberty will merge with and into CBSI (the "Merger"), with CBSI being the surviving entity, in accordance with the terms of the Agreement, the General Corporation Law of the State of Delaware (the "DGCL"), and the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL"). Pursuant to the Merger, the separate corporate existence of First Liberty will cease. CBSI will acquire all of the assets and will assume all of the liabilities of First Liberty.

2. At the Effective Time of the Merger, the nondissenting shareholders of First Liberty will be entitled to receive .56 shares (subject to adjustment in the event of a stock split, recapitalization, reclassification or other similar change) of CBSI common stock for each share of First Liberty common stock that they held. In lieu of fractional shares, each holder of such shares will be paid cash in an amount equal to such fraction multiplied by the closing price of CBSI common stock on the effective time.
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Community Bank System, Inc.
February 5, 2001
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3.   Dissenting shareholders of First Liberty who perfect their rights will be entitled to receive payment for the fair value of their shares under
     Section 1930 and Subchapter D of Chapter 15 of the PBCL.

4. Each outstanding option to purchase shares of First Liberty common stock will be deemed assumed by CBSI.

5. Following the consummation of the Merger, First Liberty Bank, which will become a wholly-owned subsidiary of CBSI as a result of the Merger, will merge with and into Community Bank (the "Bank Merger"), with Community Bank continuing as the surviving bank, pursuant to a plan of merger in accordance with Section 215a of The National Bank Act, and the Pennsylvania Banking Code of 1965 (the "PBC"). Pursuant to the Bank Merger, the separate corporate existence of First Liberty Bank will cease. Community Bank will acquire all of the assets and will assume all of the liabilities of First Liberty Bank.


                             Representations

The following representations have been made in connection with the proposed
Merger:

1. The fair market value of the CBSI common stock received by each shareholder of First Liberty will be approximately equal to the fair market value of the First Liberty common stock surrendered in the exchange. The formulas set forth in the Agreement for the exchange of CBSI shares for First Liberty stock, and the other terms of the Agreement, are the results of arm's-length bargaining.

2. To the best knowledge of the management of First Liberty, there is no plan or intention on the part of the shareholders of First Liberty to sell, exchange, or otherwise dispose of the CBSI stock received in the Merger.

3. CBSI has no plan or intention to reacquire any of its stock issued in the Merger except for repurchases made on the open market, through a broker for the prevailing market price pursuant to its stock repurchase program (but only to the extent that such repurchases do not adversely affect its ability to account for the Merger as a pooling of interests). The stock repurchase program was not a matter negotiated with First Liberty or First Liberty shareholders and there was not an understanding between the First Liberty shareholders and CBSI that the First Liberty shareholders' ownership of CBSI stock would be transitory. To the best of the knowledge of the management of CBSI, no person related to CBSI within the meaning of Treasury Regulation Section 1.368-1(e)(3) and no person acting as an intermediary for CBSI or such a related person has a plan or intention to acquire any of the CBSI shares issued in the Merger.

4. No cash or other property has been furnished directly or indirectly by CBSI or Community Bank (or anyone related to either of them within the meaning of Treasury Regulation Section 1.368-1(e)(3), or anyone
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Community Bank System, Inc.
February 5, 2001
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     acting on behalf of any of them as an agent, in each case a "Related
     Party") in connection with redemptions or purchases of First Liberty stock by First Liberty or distributions by First Liberty to First Liberty shareholders. In addition, no liabilities of the First Liberty shareholders will be assumed by CBSI (or any Related Party), nor will any of the First Liberty stock be subject to any liabilities.

5. CBSI has no plan or intention to sell or otherwise dispose of any of the assets of First Liberty acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

6. The liabilities of First Liberty assumed by CBSI and the liabilities to which the transferred assets of First Liberty are subject were incurred by First Liberty in the ordinary course of its business.

7. Following the transaction, CBSI will continue the historic business of First Liberty or use a significant portion of First Liberty's historic business assets in a business.

8. CBSI, First Liberty, and the shareholders of First Liberty will each pay their respective expenses in connection with the Merger except as otherwise provided in the Agreement.

9. There is no intercorporate indebtedness existing between First Liberty and CBSI that was issued, acquired, or will be settled at a discount.

10.  CBSI and First Liberty are not investment companies within the meaning of
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

11. First Liberty is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

12. The fair market value of the assets of First Liberty transferred to CBSI will equal or exceed the sum of the liabilities assumed by CBSI plus the amount of liabilities, if any, to which the transferred assets are subject.

13. The payment of cash in lieu of fractional shares of CBSI is not a separately bargained-for consideration and represents a mere mechanical rounding-off of the fractional share interest that may result from the exchange.

14. The Dissenters' rights will not have been exercised with respect to more than 10% of the outstanding shares of First Liberty common stock.

15.  The principal reasons for the Merger are bona fide business purposes.

16.  The Merger will qualify as a statutory merger under the DGCL and the PBCL.
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Community Bank System, Inc.
February 5, 2001
Page 5


The following representations have been made in connection with the proposed Bank Merger:

1. Community Bank has no plan or intention to sell or otherwise dispose of any of the assets of First Liberty Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

2. Following the transaction, Community Bank will not issue additional shares of its stock that would result in CBSI losing control of Community Bank within the meaning of Section 368(c)(1) of the Code.

3. The liabilities of First Liberty Bank assumed by Community Bank and the liabilities to which the transferred assets of First Liberty Bank are subject were incurred by First Liberty Bank in the ordinary course of its business.

4. Following the transaction, Community Bank will continue the historic business of First Liberty Bank or use a significant portion of First Liberty Bank's historic business assets in a business.

5. There is no intercorporate indebtedness existing between First Liberty Bank and Community Bank that was issued, acquired, or will be settled at a discount.

6. Community Bank and First Liberty Bank are not investment companies within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

7. First Liberty Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

8. The fair market value of the assets of First Liberty Bank transferred to Community Bank will equal or exceed the sum of the liabilities assumed by Community Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

9. The total adjusted tax basis of the assets transferred by First Liberty Bank to Community Bank will equal or exceed the sum of the liabilities to be assumed and the liabilities, if any, to which the transferred assets are subject.

10.   The principal reasons for the Bank Merger are bona fide business purposes.

11. The Bank Merger will qualify as a statutory merger under Section 215a of the National Bank Act and the PBC.
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Community Bank System, Inc.
February 5, 2001
Page 6



                             Opinions

On the basis of the facts and representations set forth above, it is our opinion that:

1. The merger of First Liberty with and into CBSI will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. First Liberty and CBSI will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

2. No gain or loss will be recognized by the First Liberty shareholders with respect to shares of CBSI common stock (including any fractional share interest to which the shareholders may be entitled) received in exchange for their shares of First Liberty common stock (Section 354(a)(1));

3. The payment of cash to First Liberty shareholders in lieu of fractional share interests of CBSI stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by CBSI. These cash payments will be treated as having been received as distributions in full payment in exchange for CBSI stock redeemed as provided in Section 302(a) of the Code. (Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-
     41, 1977-2 C.B. 574);

4. No gain or loss will be recognized by First Liberty as a result of the Merger (Section 361(a));

5.   No gain or loss will be recognized by CBSI upon the Merger (Section
     1032(a));

6. The aggregate tax basis for CBSI shares received by each First Liberty shareholder in the transaction (including any fractional share interest to which the shareholders may be entitled) will be the same as the aggregate tax basis of the First Liberty shares held by each such First Liberty shareholder immediately prior to the Merger (Section 358(a)(1));

7. The holding period of CBSI shares received by each First Liberty shareholder in the transaction will include the period during which the First Liberty shares surrendered in exchange therefor were held (provided such First Liberty shares were held as capital assets on the Effective
     Date) (Section 1223(1));

8. The tax basis of the assets of First Liberty acquired by CBSI will be the same as the tax basis of such assets in the hands of First Liberty immediately prior to the Merger (Section 362(b));

9. The holding period of the assets of First Liberty in the hands of CBSI will include the period during which those assets were held by First Liberty (Section 1223(2));
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Community Bank System, Inc.
February 5, 2001
Page 7


10. CBSI will succeed to and take into account the items of First Liberty described in Section 381(c) of the Code, including the earnings and profits (or deficit in earnings and profits), of First Liberty as of the date of the transaction. CBSI will take those items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and applicable Treasury Regulations;

11. The Bank Merger of First Liberty Bank with and into Community Bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code;

12. No gain or loss will be recognized by First Liberty Bank as a result of the Bank Merger (Section 361(a));

13. No gain or loss will be recognized by Community Bank upon the Bank Merger (Section 1032(a));

14. No gain or loss will be recognized by CBSI upon the Bank Merger (Section 1032(a), Section 354(a)(1));

15. The tax basis of the assets of First Liberty Bank acquired by Community Bank will be the same as the tax basis of such assets in the hands of First Liberty Bank immediately prior to the Bank Merger (Section 362(b));

16. The holding period of the assets of First Liberty Bank in the hands of Community Bank will include the period during which those assets were held by First Liberty Bank (Section 1223(2));

17. Community Bank will succeed to and take into account the items of First Liberty Bank described in Section 381(c) of the Code, including the earnings and profits (or deficit in earnings and profits), of First Liberty Bank as of the date of the transaction. Community Bank will take those items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and applicable Treasury Regulations.



                              Substantial Authority

Provided that the facts, assumptions, and representations contained herein are correct, substantial authority, within the meaning of Section 6662 of the Code, exists for the opinions expressed herein.


                                     Caveats

Our opinions are not binding on any court or on the Internal Revenue Service ("IRS"). The IRS may examine the transactions discussed above and contemplated by the Agreement. In doing so, the IRS is not bound by the factual representations made to us, and may reach conclusions contrary to our opinions.
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Community Bank System, Inc.
February 5, 2001
Page 8




The conclusions expressed herein are based upon the facts, assumptions and representations as set forth above. Such conclusions could change if these facts, assumptions or representations are incorrect, or if any facts have been omitted.

The conclusions expressed herein are based upon the Code, the Regulations thereunder, the applicable and currently publicly available administrative positions of the IRS, and existing court decisions, all as publicly available on the date of this letter. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which could significantly modify the conclusions expressed herein. Any such changes may or may not be retroactive with respect to the Merger described above and, as a result, could adversely affect the tax consequences as set forth above. PricewaterhouseCoopers LLP will have no duty to update this letter unless so requested.

This opinion is limited solely to the Federal income tax consequences as expressed above, and no opinion is expressed concerning state, local, or foreign tax considerations. No opinion is expressed concerning the Federal income tax treatment under other provisions of the Code and Regulations, or concerning the tax treatment of any conditions existing at the time of, or effects resulting from, the Merger or the tax consequences of the Merger with respect to any other taxpayers that are not specifically covered by the opinions expressed in this letter. No opinion is expressed concerning the tax consequences of the assumption by CBSI of the outstanding options of First Liberty. Therefore, such taxpayers should consult with their own tax advisers as to the potential tax risks involved.



Very truly yours,

/s/ PricewaterhouseCoopers LLP